UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2012

KENNETH COLE PRODUCTIONS, INC.

(Exact name of registrant as specified in its charter)

New York	1-13082	13-3131650
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

603 West 50th Street, New York, NY		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 265-1500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Material Amendment to Executive Compensatory Plan

On June 28, 2012, the board of directors of Kenneth Cole Productions, Inc. (the “Company”) acting on the recommendation of the compensation committee of the Company approved an amendment (the “Amendment”) to the Company’s Non-Qualified Deferred Compensation Plan (as amended, the “Compensation Plan”) covering amounts deferred prior to October 5, 2004 and the related Non-Qualified Deferred Compensation Plan Trust Agreement (the “Trust Agreement”) that the Company originally adopted for Mr. Kenneth D. Cole, the Chairman of the Board of Directors and the Chief Creative Officer of the Company, on October 25, 1994. The Amendment was made effective on June 28, 2012.

Under the Compensation Plan (as amended), Mr. Cole is required to be paid 50% of his deferred compensation balance on December 1, 2012, 50% of the remainder of such deferred compensation balance (as adjusted for notional investment gains and losses) on December 1, 2017, and 100% of the remainder of such deferred compensation balance (as adjusted for notional investment gains and losses) on December 1, 2022. However, any unpaid portion of such deferred compensation balance will be paid in a lump sum following the earliest to occur of Mr. Cole’s death, disability or separation from service or a change in control event with respect to the Company or its successors (as such term is defined for purposes of applicable Internal Revenue Service regulations). The Amendment will be effective regardless of whether or not the proposed merger announced by the Company on June 6, 2012 is completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2012

KENNETH COLE PRODUCTIONS, INC.

By:	/s/ David P. Edelman
Name:	David P. Edelman
Title:	Chief Financial Officer

3